Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-00554 on Form S-3 and Registration Nos. 333-80229, 333-76351, 33-73272, 33-78418, 333-2450, 333-6743, 333-17443, and 333-73790 on Form S-8 of our reports (which express an unqualified opinion and contain an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) dated October 27, 2003, appearing in this Annual Report on Form 10-K of Cable Design Technologies Corporation and subsidiaries for the year ended July 31, 2003.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

October 29, 2003